Exhibit 10.16

MANAGEMENT CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS MANAGEMENT CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is effective as of the 23rd day of April, 2024 (“Effective Date”), by and among Parke Bancorp, Inc. (“Company”), a corporation organized under the laws of the State of New Jersey, which serves as a bank holding company, with its principal office at 601 Delsea Drive, Sewell, New Jersey 08080, Parke Bank (“Bank”), a banking corporation organized under the laws of the State of New Jersey, with its principal office at 601 Delsea Drive, Sewell, New Jersey 08080, and Ralph Gallo (“Executive”).

BACKGROUND

A.	The Executive is, as of the Effective Date, employed by the Company and the Bank, a wholly owned subsidiary of the Company, as Executive Vice President and Chief Operating Officer (the “Position”).

B.

The board of directors of the Bank (“Board of Directors of the Bank”) believes that the Executive has worked, and will continue to work, diligently in the Position in pursuing the Bank’s business objectives to the direct benefit of the Company and its shareholders.

C.

The board of directors of the Company (“Board of Directors of the Company”) believes that if the Company receives a proposal from a third-party concerning a possible business combination with, or the acquisition of equity securities of, the Company (each, a “Proposal”), it is imperative that the Company, the Board of Directors of the Bank, and the Board of Directors of the Company be able to rely upon the Executive to continue in the Position with the Company and the Bank, and that the Board of Directors of the Company and the Board of Directors of the Bank be able to receive and rely upon the Executive’s advice, if it requests it, as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by the Proposal.

D.

The Company, the Bank and the Executive (collectively, the “Parties”) have, with the full support and concurrence of the Board of Directors of the Company and the Board of Directors of the Bank (each, a “Board” and collectively, the “Boards”), have agreed to enter into this Agreement to provide to the Executive certain benefits solely in the event of a Change in Control (as hereinafter defined).

E.	The terms of this Agreement shall have no force or effect except in the event of a Change in Control.

NOW THEREFORE, in order to assure the Company and the Bank that they will receive the Executive’s continued dedication, availability, advice and contribution, notwithstanding the possibility, threat or occurrence of a Change in Control, and to induce the Executive to remain in the Employers’ respective employ in the event of a Change in Control, the Parties, each intending to be legally bound hereby, agree as follows:

Definitions.

a.	Cause. For purposes of this Agreement, “Cause,” with respect to termination of the Executive's employment by either Employer, shall mean:

1)

Executive’s willful and continued failure to perform Executive’s duties for either Employer under this Agreement after at least one written warning from the Employer’s President and/or Chief Executive Officer identifying such failure and providing the Executive with at least a ten-day period to cure such failure;

2)	Executive engaged in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or illegal conduct in the Executive’s business and/or personal matters;

3)

Executive’s willful misconduct, including but not limited to disclosing or improperly using any material, non-public, business-related information, written or oral, whether or not it is marked as such, that is disclosed or made available to the Executive, directly or indirectly, through any means of communication or observation, including any proprietary data of the Company, the Bank or any of their respective subsidiaries or affiliates (collectively, “Confidential Information”) under this Agreement, which causes material injury to the Employer and/or its respective subsidiaries and/or affiliates, as specified in a written notice to the Executive from the President and/or Chief Executive Officer of either Employer;

4)	Executive's conviction of a crime (other than a traffic violation);

5)

Executive shall have become subject to continuing intemperance in using alcohol or drugs which adversely affected, or may adversely affect, the business or reputation of either or both Employers, as determined by either or both of the Boards or the President and/or Chief Executive Officer of either or both Employers;

6)

The Executive’s violation of any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over either or both Employers which, in the judgment of either or both of the Boards or the President and/or Chief Executive Officer of either or both Employers, adversely affected, or may adversely affect, the business or reputation of either or both Employers including, without limitation, any consent agreement, consent order or consent decree;

7)	Any petition under the federal bankruptcy laws or any state insolvency laws filed by the Executive or against the Executive; or

8)	Initiation of any proceeding for removal of the Executive by any banking authority that possesses supervisory jurisdiction over either or both Employers.

b.	Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

1)

Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

2)

Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of twenty-five (25%) percent or more of a class of the Company's or the Bank's voting securities; provided, however, this Section 1(b)(2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty (50%) percent or more of its outstanding voting securities;

3)

Change in Board Composition: Individuals who constitute the respective Boards on the Effective Date (collectively, the “Incumbent Boards”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Boards shall be considered, for purposes of this Section 1(b)(3), as though there were a member of the Incumbent Boards; or

4)	Sale of Assets: The Company and/or the Bank sells all or substantially all of its respective assets to a third party.

The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder.

c.

Contract Period. “Contract Period” shall mean the period commencing on the business day immediately preceding a Change in Control and ending on the earlier of (i) the second anniversary of the Change in Control, and (ii) the Executive’s death. A “business day” is defined to mean any day except any Saturday, any Sunday, or any day which is a federal legal holiday or any day on which banking institutions are closed.

d.	Employer. “Employer” shall mean the Company and/or the Bank, whichever entity that shall employ the Executive from time to time, and any successor entity thereto and collectively, the “Employers.”

e.

Good Reason. When used with reference to the Executive’s voluntary termination of Executive’s employment with the Employer, “Good Reason” shall mean any of the following, if taken without the Executive’s written consent:

1)	A material diminution in the Executive's base compensation during the Contract Period;

2)	a material diminution in the Executive's authority, duties, or responsibilities during the Contract Period;

3)	A material diminution in the budget over which the Executive retains authority, to the extent that the Executive retains authority over either or both Employer’s budgets;

4)	a change in the geographic location of the Executive's office location by more than 25 miles during the Contract Period; or

5)	any other action or inaction that constitutes a material breach of an agreement under which the Executive provides services to either or both Employers.

f.

Term. Except as otherwise set forth herein, this Agreement shall commence on the Effective Date and shall continue for a period of two (2) consecutive years thereafter (the “Term”) or until the end of the Contract Period, whichever is later. The Term shall be automatically extended for an additional one (1) year period on each annual anniversary date of the Effective Date (each, a “Renewal Term”), unless either or both of the Boards’ respective directors vote not to extend the Term or Renewal Term, as applicable, prior to the annual anniversary date of the applicable Term or Renewal Term. The Executive shall be notified of the non-extension of a Term or Renewal Term, as applicable, within a reasonable period of time thereafter.

2.

Employment. The Employers, as applicable, hereby agree to employ the Executive, and the Executive hereby accepts such employment, during the Contract Period upon the terms and conditions set forth herein. The Employers may, in the exercise of their sole discretion, transfer the Executive's employment relationship from the Bank to the Company, or from the Company to the Bank, in which case the transferee Employer shall be the Employer for all purposes of this Agreement. The transfer of the Executive's employment relationship between the Bank and the Company shall not be deemed to be a termination of the Executive or “Good Reason” for any purpose of this Agreement, and the Executive's employment shall be deemed to have continued without interruption for all purposes of this Agreement.

3.

Job Position. During the Contract Period, the Executive shall be employed in the Position with the Company and/or the Bank, or such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of the Bank, with a comparable position title and comparable professional job duties, responsibilities and required experience and skill level as were in effect before the Change in Control. The Executive shall devote the Executive’s full-time professional effort and attention to the respective Employer’s business and shall not, during the Contract Period, be engaged in any other business activity without the written consent of the Employer, which may be withheld for any reason or no reason.

4.	Cash Compensation. The Employer shall compensate the Executive for the Executive’s services during the Contract Period as follows:

a.

Base Compensation. The base compensation shall be equal to not less than such annual compensation, including both salary and bonus, as was paid to or accrued by, or for the benefit of, the Executive in the twelve (12) months immediately prior to the Change in Control. The annual salary portion of base compensation shall be payable in installments in accordance with the Employer's usual payroll method immediately prior to the Change in Control. The bonus, if any, shall be payable at the time and in the manner as to which the Employer paid such bonuses prior to the Change in Control. Any increase in the Executive's annual compensation pursuant to Section 4(b), or otherwise, shall automatically increase the base compensation.

b.

Annual Increase. During the Contract Period, either Board shall review, no less than annually, the Executive's compensation and shall award the Executive additional compensation to reflect the Executive's performance, as determined in the discretion of the applicable Board.

Additional compensation may take any form, as determined by either Board, including but not limited to increases in annual salary, incentive bonuses and/or bonuses not tied to performance.

5.

Expenses and Fringe Benefits. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by the Executive with respect to the business of the Employer in the same manner and to the same extent as such expenses were previously reimbursed to the Executive immediately prior to the Change in Control. If prior to the Change in Control, the Executive was entitled to the use of an automobile, the Executive shall continue to be entitled to the same use of an automobile at least comparable to the automobile provided to the Executive prior to the Change in Control, and the Executive shall be entitled to vacation leave and sick days, in accordance with the practices and procedures of the Employer, as such existed immediately prior to the Change in Control. During the Contract Period, the Executive also shall be entitled to hospital, health, medical and life insurance, and any other material benefits enjoyed, from time to time, by executive officers of the Employer, all upon terms as favorable as those enjoyed by other executive officers of the Employer.

Notwithstanding anything in this section to the contrary, if the Employer adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of the Employer, and such policy is uniformly applied to all executive officers of the Employer, and any successor or acquirer of the Employer, if any, including the chief executive officer of such entities, then no such change in policy shall be deemed to be a violation of this provision.

5.

Disability. During the Contract Period, if the Executive becomes disabled within the meaning of the Social Security Act, the Employer may terminate the Executive’s employment; in which event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability policy which the Employer may maintain that covers the Executive.

6.

Death Benefits. If the Executive passes away during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer on the life of the Executive. The Executive’s estate shall not be entitled to any further benefits under this Agreement.

7.	Termination without Cause or Resignation for Good Reason.

a.

The Employer may terminate the Executive without Cause during the Contract Period by providing the Executive four weeks’ written notice prior to terminating the Executive. During the Contract Period, the Executive may resign within ninety (90) days following the initial occurrence of a condition constituting a Good Reason upon giving four weeks' prior written notice to the Employer specifying the condition constituting Good Reason. The date of termination of employment for Good Reason shall be no later than twenty-four months following commencement of the Contract Period. If the Employer terminates the Executive's employment during the Contract Period without Cause or if the Executive resigns for Good Reason, the Employer shall, upon such termination of employment, pay the Executive a lump sum amount equal to 2.5 times the average of the annualized compensation, comprised of annualized salary and cash incentive or bonus compensation, paid or accrued to the Executive during the thirty-six month period (or such lesser number of months of actual employment) immediately prior to the Change in Control (the “Lump Sum Payment”). Notwithstanding the foregoing, any notice of resignation for Good Reason during the Contract Period furnished by the Executive to the Employer shall not be effective prior to the date that is three months following the date of the Change in Control, and the Executive shall continue to work through such three-month period, unless the Employer shall agree in writing to an earlier effective date of such resignation.

b.

For a period of eighteen (18) months following the effective date of the Executive’s termination of employment following a Change in Control, whether resulting from Cause initiated by the Employer or for Good Reason initiated by the Executive, the Employer shall continue to provide the Executive with and pay the applicable premiums for medical and hospital insurance, disability insurance and life insurance benefits, as were provided and paid for at the time of the Executive’s termination of employment with the Employer; provided that, if at any time during such eighteen (18) month period, the Executive becomes employed by another employer which provides one or more such benefits, the Employer shall, immediately, and from the date when such benefits are made available to the Executive by the successor employer, be relieved of its obligation to provide such benefits.

c.

At all times, during the Contract Period, the Employer shall have the right to terminate the Executive for Cause, upon written notice to the Executive of the Executive’s termination, which notice shall specify the reasons for the termination. In the event of the Executive’s termination for Cause, the Executive shall not be entitled to any further benefits under this Agreement.

Notwithstanding the foregoing, if the Executive delivers written notice to the Employer of the Executive’s termination of employment for Good Reason, the Employer shall have a period of thirty (30) calendar days during which the Employer may remedy the condition constituting Good Reason and if such condition is remedied, the Employer shall not be required to pay the amount due to the Executive under this Section 7 and such termination of employment shall not be effective.

8.

Resignation without Good Reason. The Executive shall be entitled to resign from the Employer’s employ at any time during the Contract Period without Good Reason, but upon such resignation, the Executive shall not be entitled to any additional compensation for the time after which the Executive ceases to be employed by the Employer, and shall not be entitled to any other benefit provided for herein, except as may otherwise be provided by the terms of such other plans or arrangements of the Employer or in accordance with applicable law. No such resignation shall be effective unless in writing with four weeks' notice prior to such resignation provided to the Employer.

9.	Restrictions and Limitations on Executive Conduct.

a.

Non-Disclosure of Confidential Information. Except in the course of the Executive’s employment with the Employer and in pursuit of the business of the Company, the Bank or any of their respective subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use for any purpose any Confidential Information. The Executive agrees that, among other things, all information concerning the identity of, and the Company's and the Bank's relations with, their respective customers is confidential and proprietary information.

b.

Covenant Not to Compete. The Executive agrees that for a period of twelve (12) months following termination of Executive’s employment by the Employer in conjunction with or after a Change in Control, the Executive shall not become employed or retained by, directly or indirectly, any Federal Deposit Insurance Corporation (“FDIC”) insured depository institution whereby the Executive shall have a new work location that is within 15 miles of any branch or office of the Bank in existence as of the date of the Change in Control. The Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect the Company, its subsidiaries, its affiliates, and any successors in interest (collectively, the “Companies”), and that the Employer's tender of compensation under this Agreement is fair, adequate and valid consideration in exchange for the Executive’s promises and restrictions under this Section 9(b). The Executive further acknowledges that the Executive’s knowledge, skills and abilities are sufficient to permit the Executive to earn a satisfactory livelihood without violating the provisions of this Section 9(b).

c.

Non-Solicitation of Business. The Executive agrees that for a period of one (1) year following termination of Executive’s employment with Employer in conjunction with or after a Change in Control, the Executive shall not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Companies) any person, firm, association or corporation (i) to which the Companies sell any product or service, (ii) which the Executive solicited, contacted or otherwise dealt with on behalf of the Companies, or (iii) which the Executive is otherwise aware is a client, or could be a potential customer, of one or all of the Companies. During such one-year period, the Executive shall not directly or indirectly make any such contact, either for Executive’s own benefit or for the benefit of any other person, firm, association, or corporation.

d.

Non-Solicitation of Employees. The Executive agrees that for a period of one (1) year following termination of Executive’s employment with the Employer in conjunction with or after a Change in Control, the Executive shall not contact, on the Executive’s own behalf, or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of any of the Companies for purposes of employment or other business relationships with any other business entity, nor will the Executive directly or indirectly, on the Executive's behalf or for others, seek to influence any Companies' employee to leave any of the respective Companies’ employ.

e.

Specific Performance and Survival. The Executive agrees that the Company and the Bank do not have an adequate remedy at law for breach of this Section 9 and agrees that the Executive shall be subject to injunctive relief and equitable remedies as a result of any breach of this Section 9. This Section 9 shall survive the termination or resignation of the Executive's employment with the Employer during the Contract Period for any reason and the expiration of this Agreement.

f.

No Effect Prior to Change in Control. This Agreement shall not, in any respect, affect any rights of the Employer or the Executive prior to a Change in Control, nor shall this Agreement affect or limit any rights of the Executive granted in accordance with any other agreement, plan or arrangement. The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement. If the employment of the Executive is terminated by the Employer for any reason in good faith prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

10.

Limitations under Section 280G. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Company and the Bank shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code, and thereby subjecting the Executive to the excise tax provided at Section 4999(a) of the Code.

11.

Regulatory Matters. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12CFR Part 359, Golden Parachute and Indemnification Payments promulgated thereunder.

12.	Section 409A Compliance.

a.

This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good-faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Section 409A of the Code, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive incurring liability for such penalty tax under Section 409A of the Code.

b.

If and to the extent termination payments under this Agreement constitute deferred compensation within the meaning of Section 409A of the Code and the regulations promulgated thereunder, and if the payment under this Section 12 does not qualify as a short-term deferral under Section 409A of the Code and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee within the meaning of Section 409A of the Code and the regulations promulgated thereunder, then the payment of such termination payments that constitute deferred compensation under Section 409A of the Code shall comply with Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, which generally provide that distributions of deferred compensation (within the meaning of Section 409A of the Code) to a Specified Employee that are payable on account of termination of employment may not commence prior to the six (6) month anniversary of the Executive's termination of employment (or, if earlier, the date of the Executive's death) from the Employer.

13.

Release in Favor of the Company and Bank. In consideration for the compensation received under Section 4 of this Agreement, the Executive shall deliver a general release to the Employer, substantially in form and content annexed hereto as Exhibit “A,” within fourteen (14) days after Executive’s receipt thereof.

14.

At-Will Employment. Subject to the terms of this Agreement, the Parties acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, unless otherwise set forth in a written employment agreement between or among the applicable parties. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or pursuant to the Company’s policies in place at the time of the termination (to the extent applicable) and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

15.

Voluntary Nature of Agreement. The Parties acknowledge and agree that each Party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that Executive carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement and fully understands it. Executive acknowledges that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17.	Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable income, employment and other taxes.

18.

Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law, without regard to principles of its conflict of laws. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby.

19.

No Modification. The amendment or termination of this Agreement may be made only in a writing executed by the Parties and no amendment or termination of this Agreement shall be effective unless in writing.

20.

Binding Agreement/Assignability. This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company or the Bank. This Agreement is personal to the Executive, and the Executive may not assign any of Executive’s rights or duties hereunder, but this Agreement shall be enforceable by the Executive's legal representatives, executors or administrators.

21.

Counterparts. This Agreement may be executed electronically and in two or more 10 counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22.

Assumption. The Company or the Bank shall, as part of any Change in Control involving an acquiring entity or successor to the Company or the Bank, obtain an enforceable assumption in writing by the entity which is the acquiring entity or successor to the Company in the Change in Control

23.

Severability. If any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall, to the full extent consistent with law, continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

24.

Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among the Parties regarding the subject matter hereof.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Company and the Bank caused this Agreement to be signed by their respective duly authorized representative and the Executive executed this Agreement, all as of the Effective Date.

ATTEST:	PARKE BANCORP, INC.

Vito S. Pantilione,
President and Chief Executive Officer

ATTEST:	PARKE BANK

Vito S. Pantilione,
President and Chief Executive Officer

WITNESS:	EXECUTIVE

Ralph Gallo

EXHIBIT A

RELEASE AGREEMENT

I, Ralph Gallo, understand and agree to the terms set forth in my Change in Control Severance Agreement (the “Agreement”) with Parke Bancorp, Inc. (the “Company”) and Park Bank (the “Bank”).

I understand that this Release Agreement (“Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement among the Company, the Bank and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or the Bank that is not expressly stated herein.

I hereby confirm my obligations under the Agreement regarding Confidential Information, as that term is defined in the Agreement.

In consideration of the compensation I may receive under the Agreement, I hereby generally and completely release the Company, the Bank and their respective subsidiaries and/or affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to me signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and Bank, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company and Bank, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and Bank; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (e) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended); (f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds that I may receive as a result of the Agreement; and (g) any and all claims for attorneys’ fees and costs.

I agree that this Release shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under the Agreement. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company and Bank (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company and Bank; my release of claims herein bars me from recovering such monetary relief from the Company and Bank).

I hereby represent that I have been paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to me, and I have not suffered any on-the-job injury for which I have not already filed a claim.

I acknowledge that to become effective, I must sign and return this Release to the Company and Bank so that it is received not later than fourteen (14) days following the date it is provided to me.

DATE: May 21, 2024

Ralph Gallo